PROXY RESULTS

Shareholders of Cohen & Steers International Realty Fund,
Inc. voted on the following proposals at a special shareholder meeting held on January 16, 2007.

 		    Shares Voted  Shares Voted	Abstain
			     For       Against

To approve a	      43,097,251     542,692    2,470,053
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Houlihan
Rovers, S.A.

		    Shares Voted  Shares Voted	Abstain
			     For       Against

To approve a	      43,135,749     535,363    2,438,884
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Cohen &
Steers Asia Limited



		    Shares Voted  Shares Voted  Abstain
			     For       Against

To approve a          42,937,564    547,157     2,625,274
new Subadvisory
Agreement between
Cohen & Steers
Capital Management,
Inc. and Cohen &
Steers UK Limited